Exhibit 16.1

June 16, 2014

Office of the Chief Accountant
U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Dear Ladies and Gentlemen:

We have read Orrstown Financial Services, Inc.’s disclosure set forth in item 4.01, “Changes in Registrant’s Certifying Accountant”, of Orrstown Financial Services, Inc.’s Current Report on Form 8-K dated June 16, 2014 ( the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,